T. ROWE PRICE GROUP REPORTS STRONG FIRST QUARTER 2004 RESULTS

Period-end Assets Under Management Top $200 Billion; Diluted Earnings Per Share up 87%

BALTIMORE (April 27, 2004) – T. Rowe Price Group, Inc. (Nasdaq: TROW) today reported 2004 first quarter net revenues of nearly $306 million, net income of $77.3 million, and diluted earnings per share of $.58, equaling the record diluted earnings per share reported in the first quarter of 2000 when equity market valuations peaked and the three-year market downturn began. Comparatively, the reported results versus the first quarter of 2003 represent a 40% increase in net revenues from nearly $219 million, a near doubling of net income from $39 million, and an 87% increase in diluted earnings per share from $.31. Assets under management increased to a record $201 billion at March 31, 2004, up nearly 6% from $190 billion at the end of 2003 and up more than 43% from $140 billion at March 31, 2003.

Financial Highlights
 Investment advisory revenues were up 49% or $80.6 million in the first quarter of 2004 versus the 2003 quarter. Increased assets under management drove the change as average mutual fund assets under management were nearly $123 billion, $36 billion higher than the $87 billion average of the first quarter of 2003. Average assets in other managed portfolios were $74.7 billion in the first quarter of 2004, up more than $21 billion versus the average of $53.1 billion in the 2003 quarter.

The $201 billion of assets under management at March 31, 2004 include $125 billion in the T. Rowe Price mutual funds distributed in the United States and $76 billion in other managed portfolios consisting of separately managed accounts, sub-advised funds, sponsored mutual funds which are offered to non-U.S. investors, and variable annuity portfolios. The $11 billion increase in assets under management during the quarter included $6.4 billion of net investor inflows, with more than $4.7 billion added to the mutual funds and almost $1.7 billion to other managed portfolios. Switched order of sentences so it flows better. Net market appreciation and income added the remaining nearly $4.7 billion to assets under management in the first quarter of 2004. Comparatively, the largest quarterly net flows of 2003 came in the fourth quarter when investors added $4.6 billion to their investment portfolios.

Mutual fund net inflows in the 2004 first quarter were concentrated in the U.S. domestic stock mutual funds with about 55% of the total going to the Mid-Cap Value, Equity Income, Growth Stock, Mid-Cap Growth, and Capital Appreciation funds. Other managed U.S. equity portfolios benefited from third party distribution efforts and from institutional investor cash flows.

Operating expenses increased $28.5 million from the previous year’s quarter to nearly $183 million. Increases in compensation and related employment costs, in advertising and promotion costs, and in other operating expenses drove the increase. The firm expects its advertising and promotion expenditures in the second quarter of 2004 will be up $4 million versus the comparable 2003 quarter while spending for all of 2004 could be up 20-25% versus 2003. The firm continues to monitor financial market conditions and will adjust its spending in the future accordingly.

Chairman Commentary
 George A. Roche, the company’s chairman and president, commented: “The firm’s investment results continue to be strong relative to our peers, with 69% of the T. Rowe Price funds and their share classes surpassing their Lipper averages on a total return basis for the one-year period ended March 31, 2004, and at least 76% outperforming the average for the three-, five-, and ten-year periods. In addition, 67% of our rated retail funds ended the quarter with an overall rating of four or five stars from Morningstar, a slight increase from the prior quarter.

“We continue to be encouraged by net cash inflows into our mutual funds and managed accounts during the first quarter, including strong net cash flows from our third party distribution efforts. Our target-date Retirement Funds continued to draw interest from investors, and recently topped $1 billion in total assets. During the quarter, the firm also enhanced its lineup of these funds by adding four additional portfolios and implementing a new asset allocation strategy within this group of funds. Our Retirement Funds were first offered in October 2002.

“The positive economic and market backdrop of the first quarter continued to be tarnished by ongoing industry issues. I would like to once again state emphatically that T. Rowe Price unequivocally condemns the abuses that have involved some firms in our industry and opposes inappropriate trading.”

In closing, Mr. Roche said: “The economy continues to improve, but we need to see further gains in employment in order to ensure satisfactory growth in the second half of the year. Continued growth is also contingent on there being no large external shocks caused by international developments, monetary developments, or other factors. As the economy improves, interest rates are likely to move higher, which will put downward pressure on bond prices. We continue to see a high level of investor interest in the equity markets. Given the overall environment, we believe the outlook for our company remains very good.”

Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated growth in revenues, net income and earnings per share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, and expectations regarding financial and other market conditions. For a discussion concerning risks and other factors that could affect future results, see “Forward-Looking Information” in Item 7 of the company’s Form 10-K Annual Report for 2003. The Form 10-Q report for the first quarter of 2004 will be filed shortly with the U.S. Securities and Exchange Commission and will include more complete information on the company’s interim financial results.

Unaudited Condensed Consolidated Statements of Income
 (in thousands, except per-share amounts)
Three months ended March 31,

	2004	2003
Revenues
Investment advisory fees	$245,009	$164,389
Administrative fees and other income	60,465	54,145
Investment income of savings bank subsidiary	1,002	980

Total revenues	306,476	219,514
Interest expense on savings bank deposits	825	796

Net revenues	305,651	218,718

Operating expenses
Compensation and related costs	109,780	92,147
Advertising and promotion	21,059	16,345
Depreciation and amortization of property and equipment	10,128	11,851
Occupancy and facility costs	15,658	16,521
Other operating expenses	26,165	17,410

	182,790	154,274

Net operating income	122,861	64,444

Other investment income (loss)	1,153	(1,645)
Other interest and credit facility expenses	332	500

Net non-operating income (loss)	821	(2,145)

Income before income taxes	123,682	62,299
Provision for income taxes	46,343	23,525

Net income	$77,339	$38,774

Earnings per share
Basic	$0.61	$0.32

Diluted	$0.58	$0.31

Dividends declared per share	$0.19	$0.17

Weighted average shares outstanding	126,096	122,442

Weighted average shares outstanding assuming dilution	133,777	125,519

Investment Advisory Fees (in thousands)
Sponsored mutual funds in the U.S.
Stock	$142,481	$89,504
Bond and money market	33,027	29,283

	175,508	118,787
Other portfolios	69,501	45,602

Total investment advisory fees	$245,009	$164,389

	Q1 2004 Avg	Q1 2003 Avg	3/31/2004	12/31/2003
Assets Under Management (in billions)
Sponsored mutual funds
Stock	$93.2	$59.7	$95.3	$88.4
Bond and money market	29.6	27.1	29.9	29.1

Total	122.8	86.8	125.2	117.5
Other portfolios	74.7	53.1	75.8	72.5

	$197.5	$139.9	$201.0	$190.0

Equity securities			$144.6	$135.5
Debt securities			56.4	54.5

			$201.0	$190.0

	Three months ended
	3/31/2004	3/31/2003
Condensed Consolidated Cash Flows Information (in thousands)
Cash provided by operating activities	$90,723	$78,386
Cash used in investing activities, including ($8,714) for additions to property and equipment in 2004	(6,768)	(11,423)
Cash used in financing activities, including stock options exercised of $10,353 and dividends paid of ($23,724) in 2004	(13,569)	(45,509)

Net increase in cash during the period	$70,386	$21,454

	3/31/2004	12/31/2003
Condensed Consolidated Balance Sheet Information (in thousands)
Cash and cash equivalents	$306,919	$236,533
Accounts receivable	132,905	121,295
Investments in sponsored mutual funds	166,036	162,283
Debt securities held by savings bank subsidiary	111,280	110,962
Property and equipment	199,423	201,094
Goodwill	665,692	665,692
Other assets	51,768	48,718

Total assets	1,634,023	1,546,577
Total liabilities, including savings bank deposits of $96,078 in 2004	214,071	217,497

Stockholders’ equity, 126,484,379 common shares outstanding in 2004, including net unrealized holding gains of $32,240 in 2004	$1,419,952	$1,329,080